Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Gary Davis 203-352-5066
Investors: Michael Weitz 203-352-8642
World Wrestling Entertainment, Inc. updates expectations for its third feature film, “The Condemned”
STAMFORD, Conn., June 19, 2007 - Following successful releases of “See No Evil” and “The Marine,” WWE Films, a subsidiary of World Wrestling Entertainment, Inc. (NYSE:WWE®), announced today that it has re-evaluated expectations for its feature film, “The Condemned” and has recorded a related impairment charge of $15.7 million.
The charge, which will be included in the second quarter 2007 results, reflects the Company’s revised long-term financial projections for the film, based on the $7.4 million in domestic box office receipts to-date.
Additional information on World Wrestling Entertainment, Inc. (NYSE: WWE), can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.
Trademarks: All World Wrestling Entertainment Inc. programming, talent names, images, likenesses, slogans, wrestling moves, and logos are the exclusive property of World Wrestling Entertainment Inc. ECW is a trademark of WWE Libraries, Inc. All other trademarks, logos and copyrights are the property of their respective owners.
Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, feature films, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition to these risks and uncertainties, our dividend is based on a number of factors, including our liquidity and historical and projected cash flow, strategic plan, our financial results and condition, contractual and legal restrictions on the payment of dividends and such other factors as our board of directors may consider relevant.